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           Decade Companies income Properties--A Limited Partnership
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               (Name of Registrant as Specified In Its Charter)

                           Arnold K. Less
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                                ARNOLD K. LEAS
                     18650 West Corporate Drive, Suite 300
                          Brookfield, Wisconsin 53045
                                (414-792-8900)

November 12, 1996


Re:  Offer by Decade Companies
     Income Properties - A Limited Partnership to Purchase its Limited Partnership Interests


Dear Fellow Limited Partner:

     I am writing to you about the offer that all of the limited partners of Decade Companies Income Properties - A Limited Partnership (the "Partnership") received from the Partnership. As you know, the Partnership, whose principal executive offices are located at 250 Patrick Boulevard, Suite 140, Brookfield, Wisconsin 53045, has offered to purchase our limited partnership interests (the "LP Interests") for approximately 40% of our original investment. For the reasons indicated below, I do not believe the Offer is in the best interests of the limited partners. Therefore, I recommend that the limited partners elect not to tender their LP Interests to the Partnership. In addition, as an alternative, I recommend that we remove the general partner of the Partnership and replace it with Wellington Management Corporation.

     1. The Tender Offering is Unfair and the Limited Partners Should Reject it.

          (a) The Money Which Would be Used to Purchase our LP Interests is our Money. The money that will be used to purchase our LP Interests is coming from the Partnership. This is our money. As of June 30, 1996 the Partnership has accumulated over $4,300,000 of unrestricted cash. If the Partnership distributed that cash to us, we would each receive $246 per $1,000 invested and would still own our $1,000 LP Interests. Instead, Decade Companies, the general partner of the Partnership (the "General Partner"), is proposing that we sell our LP Interests to the Partnership and the Partnership pay us with our own money.

          (b) The Purchase Price for the LP Interests is Less than the Net Asset Value per LP Interest. The $402 purchase price for the LP Interests is substantially less than the $576 net asset value per LP Interest determined by the appraisers selected and hired by the General Partner to conduct an appraisal of the Partnership. Although the tender offer materials indicate that the $576 value does not consider all of the costs of liquidating the Partnership, completing all of the filings required by the Securities and Exchange Commission or the costs of the Partnership's own tender offer, I believe an approximately 30.21% reduction from the net asset value is excessive.

          (c) The Tender Offer is not Contemplated by the Objectives of the Partnership. The Partnership's Amended and Restated Agreement of Limited Partnership provides that the principal objectives of the Partnership are "in the order of priority to (1) preserve and protect the Limited Partners' Capital Investment, (2) provide for quarterly distributions of Cash Available for Distribution... and (3) provide capital appreciation through increases in value of the Partnership's real estate assets..." The offer is clearly contrary to these objectives. An offer of .40 on the dollar after ten years is certainly not preserving and protecting our capital. Quarterly cash distributions have been suspended and the Limited Partners have not seen any capital appreciation.

Offer by Decade Companies
November 12, 1996
Page 2


     For the above reasons, I believe it is not in the limited partners' best interests to tender their LP Interests to the Partnership. I recommend that you not sell your LP Interests to the Partnership and, if you have already returned the paperwork, that you withdraw your LP Interests from the tender offer by providing written notice to the Partnership before November 22, 1996. Certainly, it is my intent not to tender my LP Interests to the Partnership.

     2. Alternative Proposal. Some of you may be inclined to accept the offer of .40 on the dollar because you do not believe that you have a choice. I would like to propose an alternative.

     In the spring of 1988, I formed Wellington Management Corporation ("WMC") to serve as general partner for a series of real estate and equipment investment programs. To date, WMC has sponsored 19 programs and raised a approximately $35 million. WMC-sponsored programs have distributed over $11,393,734 at 8% to 12% of invested principal annually to our investors and have never missed or suspended a quarterly payment. The culture throughout the Wellington Companies is to place the investors first. In 1993, 1994 and 1995, WMC was named to the Future 50 in Metro-Milwaukee, recognized as one of the fastest growing companies in the area. In 1996, for the second consecutive year, WMC was listed as one of the fastest growing privately held companies in the U.S. by Inc. Magazine.

     In view of the success WMC has experienced, contrasted with the current General Partner's inability to meet the Partnership's stated objectives, I propose that Decade Companies be removed as General Partner of the Partnership and WMC be selected as the new general partner. Obviously, as an officer, director and approximately 40% shareholder of WMC and as an officer and director of its wholly-owned subsidiary, WMC Realty, Inc. ("Realty"), I am not disinterested in this proposal. However, I believe that WMC's track record speaks for itself and that it would make an excellent general partner for the Partnership.

     Since 1990, WMC has purchased and managed properties valued at approximately $47,500,000 on behalf of investors. These properties have been operated with the stated goal of producing cash flow for distribution to our investors. Distributions to Wellington investors from our real estate programs total $3,866,046 through September 30, 1996. Our quarterly distributions have never been suspended, in direct contrast to the current suspension of your distributions at the direction of Decade.

     Over years of managing rental properties, we have learned that successful apartment communities result from combining high occupancy rates with controlled operating expenses. Operating expenses average 39% of gross rental income at the properties we manage (contrasting with 65% for the six months ending June 30, 1996 for the Partnership as managed by Decade). In addition, occupancy rates at our stabilized properties average 95%.

     During April, 1996 Wellington Properties Trust, our affiliated real estate investment trust, began public trading on NASDAQ. The trust, which trades under the stock symbol "WLPT", exclusively owns apartment communities, with two properties located in Madison, Wisconsin (the location of the Partnership's "Meadows" property). As the manager of a publicly traded REIT, I believe WMC is well qualified to administer and manage a public partnership such as Decade Companies Income Properties.

     As the general partner, WMC will work diligently to prepare the Partnership's properties for sale and liquidate the Partnership in an effort to obtain a fair return for the limited partners. Obviously, WMC cannot offer instant liquidity for your investment. I believe, however, that WMC can increase the value of your investment and provide you with substantially greater than $402 per Limited Partnership Interest upon the sale of the properties. If WMC were appointed as the general partner, WMC would retain Realty to provide property management services pending the sale of the Partnership's properties. Realty would

Offer by Decade Companies
November 12, 1996
Page 3

charge a property management fee of 5% of gross receipts rather than the approximately 8% which has been paid by the Partnership over the past three years. (See note 7 to the Financial Statements for the years ended December 31, 1995, 1994 and 1993 prepared by Ernst & Young, included in the offering materials dated October 24, 1996.)

     3. Recommendation Summary. I recommend that you reject the tender offer proposed by the Partnership. If you have already returned the paperwork accepting the offer, it is not too late. You can withdraw your acceptance by giving written notice to the Partnership prior to November 22, 1996. A "Notice of Withdrawal" form has been included for your convenience.

     I further propose that all limited partners sign a notification to remove Decade Companies as general partner of the Partnership. If the best Decade Companies can do after ten years is to give us 40.2c on the dollar, the Partnership's goals are not being met and Decade Companies should be held accountable.

     I am filing proxy materials with the Securities and Exchange Commission ("SEC") to seek limited partner approval of the removal of Decade Companies as general partner and the appointment of WMC as successor general partner. These materials will be forwarded to you immediately upon completion of the SEC review process. The notification form for removal of Decade Companies and replacement by WMC as general partner of the Partnership will be included in the materials you will receive. I request that you carefully consider this alternative before accepting what I believe is clearly an inadequate offer.


Best personal regards,


Arnold K. Leas, a Limited Partner

AKL: cab

                             NOTICE OF WITHDRAWAL

Re:  Decade Companies Income Properties -- A Limited Partnership

     Please be advised that I (we) hereby withdraw the number of units indicated below which were previously tendered pursuant to the Offer to Purchase Interests dated October 24, 1996.

Dated November __, 1996


_____________________________________________
Signature


_____________________________________________
Print Name


_____________________________________________
Signature


_____________________________________________
Print Name




            NOTE:  THIS FORM MUST BE RETURNED BY NOVEMBER 22, 1996.

                                MAIL OR FAX TO:
          DECADE COMPANIES INCOME PROPERTIES -- A LIMITED PARTNERSHIP
                         250 PATRICK BLVD., SUITE 140
                       BROOKFIELD, WISCONSIN 53045-5864
                              FAX (414) 792-0808



                          Please also send a copy to:

                                Arnold K. Leas
                      18650 W. Corporate Drive, Suite 300
                          Brookfield, Wisconsin 53045
                              Fax (414) 792-8900